Exhibit 99.2

FERRELLGAS, L.P. ANNOUNCES CASH TENDER OFFER AND CONSENT
SOLICITATION FOR ANY AND ALL OF ITS 9.125% SENIOR NOTES DUE 2017

OVERLAND PARK, Kansas, October 21, 2013 /PRNewsire/ — Ferrellgas, L.P. (the “Company”) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 9.125% Senior Notes due 2017 issued by the Company and Ferrellgas Finance Corp. (the “Notes”) (CUSIP No. 315292AJ1), of which $300,000,000 in aggregate principal amount was outstanding as of October 21, 2013.  The Company is also soliciting consents (“Consents”) from the registered holders of the Notes to certain proposed amendments to the indenture governing the Notes, including the elimination of substantially all of the restrictive covenants, certain events of default and certain other provisions.  The tender offer and consent solicitation are described in detail in an Offer to Purchase and Consent Solicitation Statement dated today (the “Statement”).

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on November 18, 2013, unless extended or earlier terminated.  The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment will be $1,050.63, which includes the consent payment of $30.00 per $1,000 principal amount of notes.  In order to receive the total consideration, holders of Notes must tender and not withdraw their Notes and deliver and not revoke their corresponding Consents on or prior to the consent deadline, which is 5:00 p.m., New York City time, on November 1, 2013, unless extended or earlier terminated.  Holders of Notes who tender their Notes after the consent deadline and on or before the expiration date will only receive the tender offer consideration of $1,020.63 per $1,000 principal amount of Notes, which is the total consideration minus the consent payment.

In addition to the total consideration or the tender offer consideration, as applicable, holders of Notes tendered and accepted for payment will receive accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the applicable settlement date.

Except as set forth in the Statement or as required by applicable law, Notes tendered may be withdrawn and Consents delivered may be revoked at any time on or prior to the withdrawal date, which is 5:00 p.m., New York City time, on November 1, 2013, by following the procedures described in the Statement.  Notes tendered on or prior to the withdrawal date that are not validly withdrawn on or prior to the withdrawal date may not be withdrawn thereafter, and Notes tendered after the withdrawal date may not be withdrawn, in either case, unless required by law.

For notes that are tendered on or prior to the consent deadline, the Company expects to have an initial settlement following the consent deadline and promptly following the satisfaction of the Financing Condition (as defined below), which is currently expected to be November 4, 2013.  A final settlement will occur promptly after the expiration date for Notes tendered after the consent deadline, which is currently expected to be November 19, 2013.  The Company reserves the right to delay the initial settlement date, as a result of which the initial settlement date may occur as late as the final settlement date.

The tender offer and consent solicitation are conditioned on the satisfaction of certain conditions disclosed in the Statement, including, but not limited to, (i) the consummation by the Company of debt financing on terms and conditions satisfactory to the Company and resulting in the receipt by the Company of net proceeds of not less than the principal amount of the Notes outstanding plus all related fees and expenses (the “Financing Condition”), (ii) the execution by the trustee of the supplemental indenture implementing the proposed amendments to the indenture following receipt of the requisite consents, and (iii) certain other conditions as described in the Statement.

The Company has retained BofA Merrill Lynch to serve as dealer manager for the tender offer and solicitation agent for the consent solicitation.  The Company has retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the tender offer and consent solicitation.

Requests for documents, including the Statement, may be directed to D.F. King & Co., Inc. by telephone at (800) 431-9643 or (212) 269-5550 or in writing at 48 Wall Street — 22nd Floor, New York, NY, 10005.  Questions regarding the tender offer or consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect).

This press release is neither an offer to purchase, a solicitation for acceptance of an offer to purchase, nor a solicitation of consents with respect to, any securities.  The tender offer and consent solicitation is made only by and pursuant to the terms of the Statement and the related Letter of Transmittal.  None of the Company, the dealer manager and the solicitation agent or the tender agent and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer.  Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530